Dean Heller                     STATE OF NEVADA           Telephone 702.687.5203
Secretary of State     OFFICE OF THE SECRETARY OF STATE   Fax 702.687.3471
                          101 N. CARSON ST., STE. 3       Web site:
                        CARSON CITY, NEVADA 89701-4786    http://sos.state.nv.us
                                                          Filing Fee:


             Certificate of Amendment to Articles of Incorporation
                         For Profit Nevada Corporations
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Remit in Duplicate -


1. Name of corporation: e-Net Financial.Com Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Article V Authorized Shares

A. This corporation is authorized to issue two (2) classes of shares which shall be designated as "Common Shares" and "Preferred Shares". The aggregate number of these shares which the corporation shall have the authority to issue is as follows:

1.   100,000,000 Common Shares, par value $.001

2.   1,000,000 Preferred Shares, no par value

3.   Sales to Officers and Employees This section omitted

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: _____________.*

4.  Signatures:


_____________________________                       ____________________________
President or Vice President                         Secretary or Asst. Secretary
(acknowledgement required)                          (acknowledgement required)

State of: ___________________
County of: __________________

This instrument was acknowledged before me on ___________________, 19__, by _________________ (Name of Person) as _______________________ as designated to sign this certificate of ____________________________ (name on behalf of whom instrument was executed)

___________________________
Notary Public Signature

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.